As filed with the Securities and Exchange Commission on October 27, 2017
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-1572719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Silicon Drive Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

CREE, INC. 2013 LONG-TERM INCENTIVE COMPENSATION PLAN
(AS AMENDED)
(Full title of the plan)

Michael E. McDevitt
Executive Vice President and Chief Financial Officer
Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703
(919) 407-5300
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Bradley D. Kohn, Esq.
Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

______________________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00125 Par Value (1)	1,536,236 (1)	$32.83 (2)	$50,434,628 (2)	$6,279.11 (2)

(1) This Registration Statement covers 1,536,236 shares of Common Stock that are authorized for issuance under the Registrant’s 2013 Long-Term Incentive Compensation Plan, as amended (the “Plan”), all of which shares are carried forward from the Registrant’s 2004 Long-Term Incentive Compensation Plan, as amended (the “Predecessor Plan”) and were subject to outstanding awards under the Predecessor Plan as of January 1, 2014 that subsequently expired, were canceled or otherwise terminated unexercised or unused for any reason. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.
(2) Calculated solely for the purpose of this offering pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on October 25, 2017.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by Cree, Inc. (the “Registrant”) to register 1,536,236 shares of the Common Stock of the Registrant, $0.00125 par value per share, issuable under the Cree, Inc. 2013 Long-Term Incentive Compensation Plan, as amended (the “Plan”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 and consists of only those items required by General Instruction E to Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. This document is not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the prior Registration Statements relating to the Plan, Registration No. 333-191973 filed with the Commission on October 29, 2013, Registration No. 333-198381 filed with the Commission on August 27, 2014, and Registration No. 333-215828 filed with the Commission on January 31, 2017 remain effective, and the contents of such Registration Statements are incorporated in this Registration Statement by this reference.

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017, filed with the Commission on August 23, 2017;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 24, 2017, filed with the Commission on October 18, 2017;

(c)	The Registrant’s Current Reports on Form 8-K filed on September 1, 2017, September 28, 2017, and October 24, 2017; and

(d)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on January 29, 1993, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP
23.2	Consent of Independent Auditors, KPMG
23.3	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24.1	Power of Attorney (Contained on signature page)
99.1
2013 Long-Term Incentive Compensation Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated October 25, 2016, as filed with the Commission on October 28, 2016)

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 26th day of October, 2017.

CREE, INC.

By:	/s/ Gregg A. Lowe
Gregg A. Lowe
Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gregg A. Lowe and Michael E. McDevitt, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregg A. Lowe	Chief Executive Officer and President	October 26, 2017
Gregg A. Lowe	(Principal Executive Officer)

/s/ Michael E. McDevitt	Executive Vice President and Chief Financial Officer	October 26, 2017
Michael E. McDevitt	(Principal Financial Officer and Principal Accounting Officer)

/s/ Clyde R. Hosein	Director	October 26, 2017
Clyde R. Hosein

/s/ Robert A. Ingram	Chairman of the Board	October 26, 2017
Robert A. Ingram

/s/ Darren R. Jackson	Director	October 26, 2017
Darren R. Jackson

/s/ C. Howard Nye	Director	October 26, 2017
C. Howard Nye

/s/ John B. Replogle	Director	October 26, 2017
John B. Replogle

/s/ Thomas H. Werner	Director	October 26, 2017
Thomas H. Werner

/s/ Anne C. Whitaker	Director	October 26, 2017
Anne C. Whitaker